Exhibit 99.1

For Immediate Release:	Contact:

Dave Barron — UCI
(812) 867-4727
United Components Completes Sales of Its Neapco and Pioneer Units
Divestiture enables focus on core businesses and furthers Centers of Excellence Strategy
EVANSVILLE, IN, June 30, 2006 – United Components, Inc. (UCI) announced today that it has completed the sales of its Neapco, Inc. and Pioneer, Inc. business units. The combined sale price for the two transactions was approximately $36 million, subject to post-closing adjustments.
According to Bruce Zorich, CEO of UCI, the divestitures are consistent with UCI’s Centers of Excellence strategy and allow the company to devote full focus and attention on its core automotive aftermarket businesses: Airtex Products (fuel systems), Champion Laboratories (filtration), Wells Manufacturing (engine management), and ASC Industries (cooling systems). “Everyday we are faced with an increasingly challenging global marketplace,” said Zorich. “We must make certain that our businesses are configured to compete and win. The focused resources and attention we will now be able to give our core Centers of Excellence will help ensure we maintain the necessary competitive edge.”
The Neapco transaction involved its senior management and a private investor group. Pioneer was acquired by Doron Arad, an entrepreneur who has involvement in other related businesses. Lincoln International, a leading provider of merger and acquisition services on mid-market transactions, served as financial advisor to UCI on the Neapco transaction.
United Components, Inc. is a leading designer, manufacturer and distributor of a broad range of filtration products, fuel and cooling systems products, engine management systems, driveline components and lighting systems, for the automotive, trucking, marine, mining, construction, agricultural and industrial markets. UCI operates through an established network of manufacturing facilities, distribution centers and offices located throughout the United States, Europe, Canada, Mexico and China with a global work force of more than 6,600 employees. UCI offers one of the industry’s most comprehensive lines of products consisting of approximately 60,000 part numbers and has leading market positions in its primary business lines.
Statements in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could affect the UCI’s actual results. Information regarding the important factors that could cause UCI’s actual results to differ materially from the forward-looking statements contained in this release can be found in United Components’ reports filed with the Securities and Exchange Commission.
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